Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ORIC PHARMACEUTICALS, INC.

ORIC Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.        The name of the Corporation is ORIC Pharmaceuticals, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2014.

2.        This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.        The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF,  ORIC Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on June 3, 2019.

/s/ Jacob Chacko
Jacob Chacko, MD
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is ORIC Pharmaceuticals, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is one hundred eighty-eight million, three hundred ninety-five thousand, one hundred fifty-three (188,395,153) shares, consisting of one hundred and seven million (107,000,000) shares of Common Stock, $0.0001 par value per share, and eighty-one million, three hundred ninety-five thousand, one hundred fifty-three (81,395,153) shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of fifteen million, four hundred fifty thousand (15,450,000) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of twenty-seven million (27,000,000) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of seventeen million, seven hundred ninety-five thousand, one hundred fifty-three (17,795,153) shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of twenty-one million one hundred fifty thousand (21,150,000) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.        Definitions.  For purposes of this ARTICLE V, the following definitions shall apply:

(a)            “Conversion Price” shall mean $1.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $2.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $3.00 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and $3.30 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)            “Corporation” shall mean ORIC Pharmaceuticals, Inc.

(d)            “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder approved by the Board of Directors (including a majority of the then-serving Preferred Directors), and (iv) any other repurchase or redemption of capital stock of the Corporation approved by (A) the Requisite Holders, (B) the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class (the “Requisite Series C Holders”), and (C) the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class (the “Requisite Series D Holders”).

(e)            “Dividend Rate” shall mean an annual rate of $0.08 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.16 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.24 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and $0.264 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f)            “Liquidation Preference” shall mean $1.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $2.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $3.00 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and $3.30 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)            “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)            “Original Issue Price” shall mean $1.00 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $2.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $3.00 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and $3.30 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i)            “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock.

(j)            “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(k)            “Requisite Holders” shall mean the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

2.        Dividends.

(a)            Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such series of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pan passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b)            Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding on a pari passu basis in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c)             Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d)            Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series voting as a separate class.

3.        Liquidation Rights.

(a)            Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or Deemed Liquidation Event the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of each series of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such series of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such series of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the then-outstanding shares of such series of Preferred Stock, voting as a separate class. If upon the liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)            Remaining Assets. After the payment or setting aside for payment to the holders of the Preferred Stock of the full amounts specified in Section 3(a), the remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and ratably to the holders of the Common Stock.

(c)            Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity, or the acquisition by the Corporation or a subsidiary of the Corporation of another entity, by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for bona fide capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, transfer, exclusive license or other disposition or conveyance of all or substantially all of the assets (including intellectual property) of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition or conveyance is to a wholly-owned subsidiary of the Corporation; (iii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation. (clauses (i), (ii) and (iii), a “Deemed Liquidation Event”); or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i), (ii) or (iii) of the preceding sentence may be waived by the consent or vote of (A) the Requisite Holders, (B) the Requisite Series C Holders and (C) the Requisite Series D Holders.

(d)            Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including a majority of the then-serving Preferred Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)            if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and

(ii)            if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the NYSE American or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(e)            Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, including but not limited to contingent payments, earn-outs or escrows, the agreement governing the Deemed Liquidation Event shall provide that (i) the portion of such consideration that is actually paid to stockholders and not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 hereof as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of any such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 hereof, as if the additional consideration paid together with the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, with such calculation being performed each time additional consideration is paid in connection with such Deemed Liquidation Event.

(f)            Notwithstanding the foregoing provisions of this Section 3, upon any liquidation, dissolution or winding up (including a Deemed Liquidation Event), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares pursuant to Section 3(a) (without giving effect to this Section 3(f)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up, giving effect to this Section 3(f) with respect to any such series of Preferred Stock simultaneously.

4.        Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)            Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)            Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the public offering price represents a pre-money valuation of the Corporation of at least $310,000,000 and the aggregate gross proceeds to the Corporation are not less than $40,000,000 (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least 67% of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis or, if later, the effective date for conversion specified in such request, provided, however, that the shares of Series C Preferred Stock shall not be automatically converted pursuant to the event referred to in this clause (ii) unless the Requisite Series C Holders also agree in writing to be converted (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)            Mechanics of Conversion.

(i)            No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(ii)            Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock convertible into Common Stock in connection therewith shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, (1) a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, (2) a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (3) a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(iii)            On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock convertible into Common Stock in connection therewith shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d)            Adjustments to Conversion Price for Diluting Issues.

(i)            Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”), other than issuances or deemed issuances of:

(1)      shares of Common Stock upon the conversion of the Preferred Stock;

(2)      shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans or other equity incentive programs or arrangements approved by the Board of Directors, including a majority of the then-serving Preferred Directors;

(3)      shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Filing Date, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(4)      shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g) hereof;

(5)      shares of Common Stock issued or issuable in an initial public offering pursuant to an effective registration statement filed under the Securities Act prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(6)      shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including a majority of the then-serving Preferred Directors;

(7)      shares of Common Stock issued or issuable to financial institutions, equipment lessors, real property lessors, brokers or similar entities in connection with commercial credit arrangements, equipment financings, commercial leasing or real property leasing transactions or similar transactions, approved by the Board of Directors, including a majority of the then-serving Preferred Directors, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation;

(8)      shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including a majority of the then-serving Preferred Directors, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation;

(9)      any other shares of Common Stock issued or issuable if the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis, agree in writing that such shares shall not constitute Additional Shares of Common Stock; provided, however, that any such shares excluded pursuant to this paragraph 4(e)(i)(9) shall not be so excluded (i) with respect to the Series C Preferred Stock unless the Requisite Series C Holders also agree in writing that such shares shall not constitute Additional Shares of Common Stock and (ii) with respect to the Series D Preferred Stock unless the Requisite Series D Holders also agree in writing that such shares shall not constitute Additional Shares of Common Stock; and

(10)      any right, option or warrant to acquire any security convertible into the securities excluded from the definition of Additional Shares of Common Stock pursuant to subsections (1) through (9) above.

(ii)            No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue for such series of Preferred Stock.

(iii)            Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Filing Date shall issue or amend any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or amendment, as applicable, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)      no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)      if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the

Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)      no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)      upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)      in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)      in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)      if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)            Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation at any time or from time to time after the Filing Date shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)            Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)        Cash and Property. Such consideration shall:

(a)        insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)        insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including a majority of the then-serving Preferred Directors; and

(c)        in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors, including a majority of the then-serving Preferred Directors.

(2)        Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x)        the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(y)        the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)            Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reverse split, reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)            Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reverse split, reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)            Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be famished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)            Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of a series of Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock, voting together as a separate class, either before or after the issuance causing the adjustment.

(j)            Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)              to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(ii)              to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(c);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the Requisite Holders; provided, however, that, with respect to the Series C Preferred Stock, the notice provisions set forth in this section may be shortened or waived prospectively or retrospectively only by the consent or vote of the Requisite Series C Holders.

(k)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.        Voting.

(a)            Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)            No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)            Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d)            Election of Directors. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors (the “Series B Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors (the “Series A Directors” and, together with the Series B Directors, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e)            Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of Preferred Stock that may be required under this Amended and Restated Certificate of Incorporation) an affirmative vote of the holders of a majority of the capital stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(f)            Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6.        Amendments and Changes. As long as any shares of Preferred Stock are issued and outstanding, the Corporation shall not (whether by amendment to this Amended and Restated Certificate of Incorporation, by merger or consolidation, or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Holders:

(a)            amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock or any series thereof;

(b)            take any action that would alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock so as to adversely affect the Preferred Stock;

(c)            increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(d)            authorize, create (by reclassification, merger or otherwise) or issue (or obligate the Corporation to issue) any new class or series of equity security (including any equity security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock, including in right of redemption, liquidation preference, voting or dividends;

(e)            enter into any transaction or series of related transactions that is, or pursuant to Section 3(c) is deemed to be, a liquidation, dissolution or winding up of the Corporation;

(f)            increase or decrease the authorized size of the Board of Directors;

(g)            declare or pay a dividend or otherwise make any Distribution with respect to the Common Stock of the Corporation (other than as expressly permitted herein);

(h)            encumber or grant a security interest in all or substantially all of the assets of the Corporation or assign or grant an exclusive license to any material intellectual property asset of the Corporation or its subsidiaries, unless, in the case of such exclusive license, approved by the Board of Directors, including a majority of the then-serving Preferred Directors;

(i)            incur any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, unless approved by the Board of Directors, including a majority of the then-serving Preferred Directors;

(j)            acquire, or permit any subsidiary to acquire, by merger, purchase of stock or assets, any other business combination transaction or otherwise, any assets or equity interests of any person or entity for consideration in excess of $1,000,000, other than investments pursuant to an investment policy approved by the Board of Directors, including a majority of the then-serving Preferred Directors;

(k)            increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan, unless approved by the Board of Directors, including a majority of the then-serving Preferred Directors;

(l)            authorize the redemption or repurchase of any capital stock of the Corporation other than (i) repurchases of Common Stock issued to or held by employees, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, approved by the Board of Directors, including a majority of the then-serving Preferred Directors, and (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation pursuant to rights of first refusal contained in agreements providing for such rights, approved by the Board of Directors, including a majority of the then-serving Preferred Directors; or

(m)            amend this Section 6.

7.        Series C Protective Provisions. As long as any shares of Series C Preferred Stock are issued and outstanding, the Corporation shall not (whether by amendment to this Amended and Restated Certificate of Incorporation, by merger or consolidation, or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Series C Holders:

(a)            amend or waive the rights, preferences or privileges of the Series C Preferred Stock in a manner that is material and adverse, provided, however, that the creation or issuance of a new class or series of equity having rights, preferences or privileges senior to or on a parity with the Series C Preferred Stock shall not be deemed material and adverse for purposes hereof;

(b)            increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of the Series C Preferred Stock or issue shares of the Series C Preferred Stock other than pursuant to that certain Series C Purchase Agreement dated February 6, 2018; or

(c)            authorize the redemption of, or declare or pay any dividend on, any capital stock of the Corporation other than (i) repurchases of Common Stock issued to or held by service providers of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, and (ii) repurchases of Common Stock issued to or held by service providers of the Corporation pursuant to rights of first refusal contained in agreements providing for such rights.

8.        Series D Protective Provisions. As long as any shares of Series D Preferred Stock are issued and outstanding, the Corporation shall not (whether by amendment to this Amended and Restated Certificate of Incorporation, by merger or consolidation, or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Series D Holders:

(a)            amend or waive the rights, preferences or privileges of the Series D Preferred Stock in a manner that is material and adverse, provided, however, that the creation or issuance of a new class or series of equity having rights, preferences or privileges senior to or on a parity with the Series D Preferred Stock shall not be deemed material and adverse for purposes hereof;

(b)            increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of the Series D Preferred Stock or issue shares of the Series D Preferred Stock other than pursuant to that certain Series D Preferred Stock Purchase Agreement dated on or about the date hereof; or

(c)            authorize the redemption of, or declare or pay any dividend on, any capital stock of the Corporation other than (i) repurchases of Common Stock issued to or held by service providers of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, and (ii) repurchases of Common Stock issued to or held by service providers of the Corporation pursuant to rights of first refusal contained in agreements providing for such rights.

9.        Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

10.        Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.        The Corporation shall have the power to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.        Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*             *             *

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORIC PHARMACEUTICALS, INC.

ORIC Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is ORIC Pharmaceuticals, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State (“SOS”) of Delaware on August 29, 2014. The Corporation’s most recent Amended and Restated Certificate of Incorporation was filed with the SOS on June 3, 2019 (the “Restated Certificate”).

2.    This Certificate of Amendment to the Restated Certificate (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Restated Certificate.

3.    The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the DGCL has been or will be given to those stockholders whose written consent has not been obtained.

4.    ARTICLE IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“Immediately upon the filing of this Certificate of Amendment, each four (4) outstanding shares of Common Stock, each four (4) outstanding shares of Series A Preferred Stock, each four (4) outstanding shares of Series B Preferred Stock, each four (4) outstanding shares of Series C Preferred Stock and each four (4) outstanding shares of Series D Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock, one (1) share of Series C Preferred Stock and one (1) share of Series D Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down to the nearest whole number. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

The total number of shares of stock that the Corporation shall have authority to issue is forty-seven million, ninety-eight thousand, seven hundred eighty-eight (47,098,788) shares, consisting of twenty-six million, seven hundred fifty thousand (26,750,000) shares of Common Stock, $0.0001 par value per share, and twenty million, three hundred forty-eight thousand, seven hundred eighty-eight (20,348,788) shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of three million, eight hundred sixty-two thousand, five hundred (3,862,500) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of six million, seven hundred fifty thousand (6,750,000) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of four million, four hundred forty-eight thousand, seven hundred eighty-eight (4,448,788) shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of five million, two hundred eighty-seven thousand, five hundred (5,287,500) shares.”

*    *    *

IN WITNESS WHEREOF, ORIC PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 21st day of April, 2020.

ORIC Pharmaceuticals, Inc.

By:	/s/ Jacob M. Chacko, M.D.
Jacob M. Chacko, M.D.
President and Chief Executive Officer